Exhibit 99.1

STONE ENERGY CORPORATION
 Announces Sale of Non-Core Properties in Rocky Mountains

NYSE — SGY
LAFAYETTE, LA. July 12, 2004

        Stone Energy today announced the sale of its interests in 21 non-core properties located in various regions of the Rocky Mountains for approximately $8 million. The transaction, which has an effective date of June 1, 2004, closed on July 6, 2004; therefore, the reserves and production associated with these properties will remain on Stone’s books as of June 30, 2004. The divested properties comprise approximately one percent of Stone’s total estimated proved reserves at December 31, 2003 and included approximately 28% of Stone’s well count in the Rockies. At the time of the sale, Stone estimates that average net daily production from the 21 fields was less than 2.0 million cubic feet of natural gas equivalents. All of the divested properties were held by Stone’s wholly owned subsidiary, Stone Energy, L.L.C.

        “Even though this divestiture will cause a slight decrease in proved reserves and production, the divestiture is strategically important to Stone enabling a more intense focus on projects that have a more material impact on our long-term reserves and production profiles” stated David H. Welch, President and Chief Executive Officer. “We are delighted by the swift execution of this sale and current opportunities that exist to redeploy this capital.”

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.